UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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The following articles have been posted to Esmark’s website at http//www.esmark.com. Esmark has not received the consent of the authors or the publications to use the news articles as proxy soliciting material.

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July 25

Wall Street Journal –

Esmark Files Slate for Wheeling Board

July 25

Pittsburgh Post-Gazette –

Esmark wants word on Wheeling-Pitt’s Brazilian negotiations

July 25

American Metal Markets Metal Bulletin –

Esmark lashes out at W-P as initial proxy filed

July 25

Herald Star –

Vote head, not heart on W-P

July 26

Herald Star –

Esmark outlines plan for Wheeling-Pitt in SEC filing

July 26

Associated Press –

Wheeling Pitt says profits up in face of hostile takeover bid

July 27

The Intelligencer –

W-P Profits Up in Face of Takeover

July 27

Pittsburgh Post-Gazette –

Hostile suitor dismisses Wheeling-Pitt’s outlook

* * *

The Wall Street Journal

Esmark Files Slate For Wheeling Board

By PAUL GLADER

Tuesday, July 25, 2006; Page A11

Esmark Inc. began a proxy fight by nominating a slate to replace nine of 11 directors at steelmaker Wheeling-Pittsburgh Corp., which has rebuffed the Chicago steel distributor’s merger advances.

Wheeling-Pittsburgh’s shareholders are due to vote on the proxy at the company’s annual meeting, expected to be held in August or September.

The company’s management said its board is more interested in pursuing a strategic alliance with Brazilian steel maker Cia. Siderurgica Nacional, or CSN, which it calls a “a world-class, low-cost Brazilian producer.”

“We have received proposals from Esmark in the past,” Wheeling-Pittsburgh Chairman and Chief Executive Officer James Bradley said last week in response to Esmark’s proposal.

Esmark’s slate includes the company’s top two executives, brothers CEO James Bouchard and Chief Financial Officer Craig Bouchard, and C. Fred Fetterolf, a former president and chief operating officer of Pittsburgh aluminum giant Alcoa Inc., as well as investment bankers and academics.

Closely held Esmark says it won’t oppose the two current directors who are representatives of the United Steelworkers union. A trust affiliated with the union owns about 20% of Wheeling-Pittsburgh shares. United Steelworkers District 1 Director David McCall said the union supports Esmark’s proposal rather than a CSN alliance.

If successful in replacing directors, Esmark would combine with Wheeling-Pittsburgh in a transaction structured as a reverse merger, leaving Esmark the publicly traded remaining entity. Esmark said it would bring equity value of $273 million as well as a $200 million investment from Franklin Mutual Advisers LLC, its largest shareholder, to the combined company. Wheeling-Pittsburgh has a market capitalization of $263 million and $367 million in debt.

The Bouchards say they would close Wheeling-Pittsburgh’s integrated blast furnace, to limit the company’s high-cost production and reduce raw-materials costs, and run Wheeling’s new electric-arc-furnace minimill in Ohio and hot strip mill. The steel-making operation would supply Esmark’s steel-distribution service centers in Ohio, Illinois and Indiana.

CSN filed a proxy this month saying it is in “advanced negotiations” with Wheeling-Pittsburgh about an alliance. CSN has capacity to mine 21.5 million tons of iron ore yearly and to make 5.6 million tons of crude steel. It owns an electrical power supply as well as ports and railways in Brazil that let it make steel cheaply and to ship steel slabs from Brazil.

Esmark also is calling for Wheeling-Pittsburgh to put any “strategic alliance” with CSN to a vote by shareholders.

Pittsburgh Post-Gazette

Esmark wants word on Wheeling-Pitt’s Brazilian negotiations

By Len Boselovic, Pittsburgh Post-Gazette

Tuesday, July 25, 2006

Esmark yesterday challenged Wheeling-Pittsburgh Corp. to reveal details of its negotiations with Companhia Siderurgica Nacional and said it wanted the steelmaker’s top two executives to excuse themselves from talks with the Brazilian steelmaker.

Esmark wants to block an alliance between Wheeling-Pittsburgh and CSN so it can merge with Wheeling-Pitt.

The Chicago Heights, Ill., steel processor and distributor’s plans to win control of Wheeling-Pitt’s board include ousting Chairman and Chief Executive Officer James G. Bradley and Chief Financial Officer Paul J. Mooney.

Given their personal interest in the talks with CSN succeeding, Mr. Bradley and Mr. Mooney should recuse themselves from the negotiations, Esmark President Craig T. Bouchard said.

American Metal Markets Metal Bulletin

Esmark lashes out at W-P as initial proxy filed

By Scott Robertson

Monday, July 24, 2006

Esmark Inc., Chicago, confirmed Monday that it filed a preliminary proxy statement with the U.S. Securities and Exchange Commission regarding its proposed takeover of Wheeling-Pittsburgh Steel Corp.

The proxy filing, which listed the qualifications and interests of Esmark’s proposed board of directors for Wheeling-Pittsburgh, was accompanied with some harsh words for the Wheeling, W.Va.,-based steelmaker’s management from those attempting to author the takeover.

Craig T. Bouchard, president of Esmark and one of the steel service company’s founders, called on Wheeling-Pittsburgh to reveal details of a proposed strategic alliance with Cia. Siderúrgica Nacional (CSN), Rio de Janeiro, Brazil, adding that James G. Bradley, Wheeling Pittsburgh’s chairman, president and chief executive officer, and Paul Mooney, a director of the company, have personal interests in a transaction with CSN.

Esmark’s proposal makes it clear that Bradley and Mooney will not have management positions in the combined company, Bouchard said. Since they would be out, Esmark believes “these two individuals are personally interested in a CSN transaction. As such, We believe that they should recuse themselves from any negotiations or board decisions on these matters.”

Esmark, which is supported by global investment firm Franklin Mutual Advisers LLC, filed its preliminary proxy statement for the next annual meeting of Wheeling-Pittsburgh shareholders. That meeting hasn’t yet been scheduled.

The preliminary proxy presents the qualifications of the nine men Esmark proposed last week as its slate of directors for the steelmaker (AMM, July 24). Esmark doesn’t object to the re-election of the two United Steelworkers union representatives on Wheeling-Pittsburgh’s board, it added.

The proxy also outlines Esmark’s belief that Wheeling-Pittsburgh’s performance has been plagued by ongoing operational issues, high costs, legal problems and consistently missed earnings expectations under its current leadership. The document also outlines Esmark’s previously disclosed proposal to merge Esmark and Wheeling-Pittsburgh in a combination Esmark believes will provide superior value to the steelmaker’s shareholders.

Several amendments to Wheeling-Pittburgh’s by-laws “to ensure that the will of the shareholders expressed at the annual meeting is carried out” have also been proposed as part of the proxy statement.

“We believe Wheeling-Pitt’s shareholders are entitled to complete and accurate information about any strategic alliance with CSN and should vote on the strategic alternatives before the company,” Bouchard said. “Given the actions of the company to date, we also believe that the executive management team may be attempting to structure an alliance with CSN outside the oversight of the Wheeling-Pitt shareholders and the United Steelworkers.”

Calls to Wheeling-Pittsburgh seeking comment weren’t returned by late Monday. Last week, CSN confirmed that it was in talks on a strategic alliance with Wheeling-Pittsburgh and said those talks had reached an “advanced” stage.

Wheeling-Pittsburgh has stated that it prefers an alliance with CSN to the Esmark proposal.

Esmark has spent the last six months in discussions with the USW about ways it can invest in Wheeling-Pittsburgh’s facilities and in its labor force, Bouchard said.

“We have also discussed increased support for the Wheeling-Pitt retirees. In addition, we have been advised by the USW leadership that it supports Esmark’s merger proposal,” he said. “Attempts by the Wheeling-Pitt executive management team or its board of directors to negotiate a strategic alliance with CSN that does not take into account the interests and approval of Wheeling-Pitt shareholders or the USW would, in our opinion, be inconsistent with its shareholders’ rights, the union’s rights under the collective bargaining agreement and the board’s fiduciary duties.”

Esmark will hold an investor meeting at 10 a.m. Wednesday at New York’s Waldorf Astoria Hotel, where it will provide further details of its plans. Esmark and the other participants in its bid-Bouchard Group LLC, Franklin Mutual Advisers LLC and proposed Wheeling-Pittsburgh directors James P. Bouchard, Craig Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Munoz, Joseph Peduzzi and James A. Todd-intend to file a definitive proxy statement and accompanying proxy card with the SEC in the near future.

Herald Star (Steubenville, Ohio)

Vote head, not heart on W-P

Editorial

Tuesday, July 25, 2006

Hostility is what goes on in the Middle East.

It’s what happens when couples give one another the cold shoulder.

In the boardroom, though, it’s just business.

And that’s what must be remembered as the attempt by Esmark to take over Wheeling-Pittsburgh Steel Corp. progresses in the coming weeks.

Esmark has proposed replacing all but the United Steelworkers of America representatives on the Wheeling-Pitt board of directors and having the new slate of directors effect a $423 million merger of the two steel companies.

The merged firm would still be called Wheeling-Pittsburgh Steel, but it would be focused on steelmaking as a minimill, focused on the electric arc furnace and putting an end to blast furnace iron production as a part of steelmaking in the area.

It would be easy to get emotional about what Esmark’s offer means.

Esmark makes no secret that its officials think Wheeling-Pitt leadership has missed the boat, with an underperforming company capable of much more that consistently fails to meet financial expectations while having a number of repairable organizational and operational problems.

As an example, it looks to the long ramp-up for the arc furnace, which was built with federal steel loan guarantees. Privately, there were many who were worried about the performance of the new arc furnace which finally has reached expectations, nearly two years after its startup.

So, there will be those who jump on the bandwagon simply as a chance to tell the boss what they think.

There also will be those who look at the company’s performance, thank goodness that they still have jobs and who are simply tired of change, as frightening as that has been in recent years in the steel industry. There will be those who believe shutting down the blast furnace is wrong, that working with the Brazilians whom Wheeling-Pitt’s leadership have been in talks with would be the right thing.

Esmark will issue information in a proxy statement to current Wheeling-Pitt shareholders.

We suggest careful study.

The one thing to keep in mind is that Wheeling-Pitt must have some long-term viability left in it in some form or there wouldn’t be Brazilians interested and Americans ready to launch a takeover.

The question is which way is the best way to go?

There will be information to consider, numbers to grind, and cold hard facts to support each side’s position.

What it won’t be a time for is emotions. It’s not about preserving a blast furnace way of life. It’s not about showing the boss who’s boss.

It’s about the continued survival of a steel mill whose workers have fought and scratched and hung on by the skin of their teeth to keep operating through two bankruptcies, strikes and changing economic conditions for decades.

And, though that’s an emotional issue in itself, to determine the future will take calculation and analysis.

If Esmark’s way is the best or if Wheeling-Pitt’s way is the best will be up to the shareholders.

May the side with the most facts win.

Herald Star (Steubenville, Ohio)

Esmark outlines plan for Wheeling-Pitt in SEC filing

By PAUL GIANNAMORE, business editor

Wednesday, July 26, 2006

WHEELING — “Dear Wheeling-Pittsburgh Corp. Stockholder:”

So begins the preliminary proxy statement filed by Esmark, the Chicago area steel firm, seeking a merger with Wheeling-Pitt through a proxy fight during a yet-to-be scheduled annual meeting.

“Esmark does not believe that the board and management of Wheeling-Pitt are acting in the best interests of all stockholders. Esmark is therefore seeking your support at the 2006 Annual Meeting for the following purposes,” the statement continues.

The list of proposals being put before shareholders by Esmark includes:

•	Election of its own nine members to the Wheeling-Pitt board, including Craig T. Bouchard and James P. Bouchard, founders of Esmark in 2003 to serve on the Wheeling-Pitt board for a year.

•	Adoption of a resolution restricting board membership for Wheeling-Pitt to 11.

•	Removal of any directors other than the nominees and designees of the United Steelworkers of America (which currently include Jim Bowen and Lynn Williams).

•	To repeal any provisions or amendments to the company’s bylaws unilaterally adopted by the board of directors after Aug. 8, 2002, and before any of the new nominees join the board, if elected.

•	To vote and represent shareholders on any other business that may come before the 2006 annual meeting.

The Esmark offer is listed in detail, including $473 million valuation of Esmark including an anticipated cash infusion of $200 million from the firm’s largest stockholders as well as an offer by Wheeling-Pitt to repurchase, at $20 per share, up to 7.3 million shares of outstanding common stock.

Any proposed merger with Esmark approved by the Wheeling-Pitt board would still require stockholder approval at a subsequent meeting.

The documents urge shareholders to sign and date and return the Esmark proxy cards and note the shareholders have a right to change their vote from any previously issued proxy statements from the company.

The proxy information notes that only the latest filed proxy vote is considered valid.

The company notes a vote for its slate of officers is not a guarantee of a merger with Esmark, which would have to be considered by future board action and another shareholder’s vote.

The proxy notes a change of control of the company would trigger provisions in the retention agreements of a number of executives, including Wheeling-Pitt President James G. Bradley; Paul J. Mooney, executive vice president and chief financial officer; John W. Testa, vice president, secretary and treasurer; Donald E. Keaton, vice president of steel manufacturing; Harry L. Page, president and chief operating officer; Steven W. Sorvold, vice president-commercial; and Daniel C. Keaton, human resources vice president. Similar severance agreements are in place with James E. Muldoon, vice president of business development, and Michael P. DiClemente, treasurer of Wheeling-Pittsburgh Steel Corp.

Under the agreements, under certain change of control conditions, Bradley is eligible to three times the highest annual salary rate paid during the year prior to his departure. The other executives have similar provisions for being paid twice the highest annual salary rate.

Agreements with Daniel C. Keaton, Donald E. Keaton, Mooney, Page, Sorvold and Testa were reconfigured in a filing with the SEC Feb. 22. The agreements with the executives are slated to expire Aug. 31.

Esmark officials noted in news stories that Wheeling-Pitt is required to have an annual meeting within 13 months of its previous meeting, last held Aug. 4, 2005. It has not notified the SEC of a date for this year’s annual meeting.

Esmark has made comments that it would streamline the 600 Wheeling-Pitt management jobs and would not cut USWA jobs, despite its intention to consider closure of the No. 5 blast furnace at Mingo Junction to rely on the electric arc furnace at the plant for steelmaking.

The proxy statements on file with the SEC are available for viewing on the Internet at www.sec.gov

They are preliminary and have not been mailed to shareholders yet.

Associated Press

Wheeling Pitt says profits up in face of hostile takeover bid

BY TIM HUBER

Wednesday, July 26, 2006, 15:40

CHARLESTON, W.Va. - Shares of Wheeling-Pittsburgh Corp. jumped more than 8 percent today amid news of unexpectedly higher profits and a hostile takeover bid by a fast-growing rival.

Wheeling Pitt further stirred interest by saying it is close to finalizing an alliance with another suitor, Brazilian steel maker Companhia Siderurgica Nacional.

On the earnings front, Wheeling Pitt said it expects a second-quarter operating profit of about $19 million - about $8 million more than expected. The company, which expects to release results Aug. 8, said nothing about net profits.

The news isn’t good enough for Esmark Inc., a Chicago-based steel company that has launched a hostile takeover bid for Wheeling-Pitt.

Esmark is running a rival slate of nine candidates for Wheeling-Pitt’s 11-member board of directors. Presumably they would favor a merger that would give Esmark more than $273 million in Wheeling Pitt stock. Esmark would contribute $200 million in cash and $350 million in new credit for the merged company.

Esmark President Craig Bouchard criticized Wheeling-Pitt during a conference call to drum up support for the offer. Bouchard said Wheeling-Pitt has too much debt and too little profit. Wheeling-Pitt had $277.3 million in long-term debt on its balance sheet at the end of the first quarter, when it lost $2.1 million.

“We’ve got a management team that has failed in almost every respect,” said Bouchard, who blamed Wheeling-Pitt’s board as well. “It’s a board that’s not functioning in the best interest of the shareholders.”

Wheeling-Pitt, however, is more interested in a deal with CSN. “We believe this combination will deliver significantly more value than the recent proposal by Esmark,” Wheeling-Pitt Chief Executive James Bradley said in a news release.

A call to Wheeling-Pitt was not immediately returned. CSN could not immediately be reached for comment.

Wheeling-Pitt said a deal with CSN is being completed, but has not revealed details since confirming talks May 5.

Bouchard called that extended silence “unusual” and said shareholders should be told how an alliance with CSN would reduce debt and improve management. And they should be allowed to choose between the offers. “Let’s get ‘em both to the shareholders,” he said.

Wheeling-Pitt’s stock was up $1.69 to $21.52 in trading on the Nasdaq this afternoon. Its shares have traded in the $8.02 to $27.50 range over the past 52 weeks.

Wheeling-Pitt is the only U.S. steel company to successfully restructure through Chapter 11 since a steel-import crisis began in 1998. It makes rolled, galvanized and pre-painted steel sheet products, as well as corrugated roofing and other construction materials.

The company employs about 3,100 people at plants in West Virginia, Ohio and Pennsylvania.

The Intelligencer (Wheeling, W.V.)

W-P Profits Up in Face of Takeover

By ADAM TOWNSEND

Thursday, July 27, 2006

The owners of the Esmark steel firm Wednesday detailed plans for Wheeling-Pittsburgh Steel Corp. should the Chicago-based company’s hostile takeover bid succeed.

Shortly before that New York meeting, Wheeling-Pitt released a statement revealing operating income for the second quarter of 2006 at $19 million — $8 million higher than had been expected. The company planned to release its net income for the quarter early next month.

As Esmark’s posturing in the proxy fight to replace Wheeling-Pitt’s board and force a merger between the companies continues, the leaders of the United Steelworkers say they like what they hear from Esmark. They say they are reserving judgment, however, until Wheeling-Pitt makes public the details of its proposed partnership with Brazilian steelmaker CSN.

Whatever the outcome — which some involved predict will last for at least a year — analysts say the fight is proof of the long-term viability of Wheeling-Pitt and its place in the steel industry.

“All this (competition) indicates sustainability and long-term viability for Wheeling-Pitt,” said steel industry analyst Michael Locker of the New York firm Locker and Associates. “For the employees and the people of Wheeling, it’s a very good sign.”

Though Esmark points to Wheeling-Pitt’s negative earnings over the last several quarters as evidence of poor management, Wheeling-Pitt executives maintain that poor short-term performance has been a result of all the money spent on capital investments to modernize the mill.

“Wheeling-Pittsburgh is beginning to realize the benefits of its investments over the past three years that have allowed us to expand capacity, increase the reliability of our facilities and improve our product quality,” said Wheeling-Pitt Chairman James Bradley.

Bradley said the board of directors had already reviewed Esmark’s proposal, which it said was not in the best interest of Wheeling-Pitt’s shareholders. He said the ongoing negotiations with CSN were proving more advantageous, and he responded to Esmark’s criticisms that negotiations with CSN were illegal without shareholder and union access.

“Upon finalization of a definitive agreement (with CSN), we intend to provide detailed information about the strategic, operational and financial aspects of the proposed transaction that will enable our shareholders to fully understand its many benefits,” Bradley said. “We fully expect that the alliance we are finalizing with CSN will be subject to a vote of our shareholders at the appropriate time.”

But James and Craig Bouchard — the brothers who run Esmark — say that their business model is more efficient than Wheeling-Pitt’s. Esmark held a shareholder meeting in New York’s Waldorf Astoria hotel Wednesday to outline the Bouchards’ plans for Wheeling-Pitt and their business philosophy. James Bouchard scoffed at Wheeling-Pitt’s announcement that the corporation had increased operating income compared with projections.

“We have a plan, we have a management team ... and we’re going to get costs down,” he said “This is a fight. ... Coming with $19 million is like bringing a little club with you.”

James Bouchard said he envisioned Wheeling-Pitt as filling a niche market. With facilities centered in the Midwest between Chicago and Pittsburgh, he said his vision was of a Wheeling-Pitt that would not necessarily compete with larger competitors, but would serve original equipment manufacturers rather than automotive and appliance customers.

He said that should Esmark merge with Wheeling-Pitt, the resulting firm would own the means of production as well as the entire supply chain to bring steel to market. He claimed that this structure, coupled with lean inventories, would lead to drastically decreased costs and growth. He cited some European mills as examples.

“We would not be sitting here risking our reputation if we didn’t think we could build a steel company unparalleled in the United States,” he said.

Craig Bouchard, who handles Esmark’s finances, told shareholders that Esmark was not a financially engineered “roll-up” company that was assembled simply for profit. The brothers also cited their record of not laying off any workers at any of their holdings.

Union leaders say they like Esmark’s plan — and some have already voiced their support for it — but Wheeling-Pitt workers are holding back judgment without the details of a CSN deal with which to compare Esmark’s offer. Even top union brass say they don’t know anything more about CSN negotiations that what the Wheeling-Pitt puts in prepared statements for the media.

“Other than what we’ve seen in the press releases, that’s about as much as we know about CSN,” said Ken Aspenleiter, president of USW local 1190 in Steubenville.

He said it “would only be fair” to wait for details on CSN negotiations before voicing favor for one deal over the other, but he said “One of the things we liked sitting down here at the union hall is that in every acquisition (Esmark) has been part of, they’ve never had a lay-off.”

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Pittsburgh Post-Gazette

Hostile suitor dismisses Wheeling-Pitt’s outlook

By Len Boselovic, Pittsburgh Post-Gazette

Thursday, July 27, 2006

Alyssa Cwanger, Post-Gazette

Employees work around a central exhaust pipe in this file photo from Wheeling-Pittsburgh Steel’s metallurgy facility at the firm’s Mingo Junction plant in Ohio.

Click photo for larger image.

Previous coverage:

•	Esmark wants word on Wheeling-Pitt’s Brazilian negotiations (07/25/06)

Wheeling-Pittsburgh Steel yesterday elevated its second-quarter earnings outlook, but the good news was dismissed by Esmark, the steel processor and distributor that wants to take control of the embattled steel producer.

Wheeling-Pitt said it expects second quarter operating income of $19 million, about $8 million more than previously forecast.

The company cited higher prices and lower-than-expected costs.

Esmark Chairman and Chief Executive Officer James T. Bouchard said even after the more optimistic forecast, Wheeling-Pitt’s profits will be meager compared to what the rest of the industry is reporting.

“We are in one of the greatest steel cycles of all time and all they can do is $19 million?” Mr. Bouchard told a gathering of investors in New York. “That type of income is totally unacceptable to Esmark.”

The Chicago Heights, Ill., company wants to gain control of Wheeling-Pitt’s board and merge with the Wheeling, W.Va., steelmaker. Its $1.1 billion proposal values Wheeling-Pitt shares at $20. The stock eclipsed that price tag yesterday in heavier than normal trading, closing at $21.97, up $2.14.

Wheeling-Pitt has rejected Esmark’s bid and is pursuing an alliance with Companhia Siderurgica Nacional. Combining with the Brazilian steelmaker “will deliver significantly more value than the recent proposal by Esmark,” Chairman and Chief Executive Officer James G. Bradley said.

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“Our board is firmly committed to protecting the interests of all shareholders and protecting against any attempt to deprive them of value that is rightfully theirs,” Mr. Bradley said.

Esmark wants to oust Mr. Bradley and Chief Financial Officer Paul J. Mooney, citing Wheeling-Pitt’s inconsistent performance since it emerged from bankruptcy in 2003. At the time, the steelmaker had debt of $380.5 million, vs. debt of $394.6 million at the end of the first quarter, Mr. Bouchard noted.

The former U.S. Steel sales executive told investors Esmark’s management team would include seasoned industry veteran V. John Goodwin as vice president of mill operations.

Mr. Goodwin spent 27 years at U.S. Steel, including serving as general manager of the Mon Valley and Gary (Ind.) Works, before becoming president and chief operating officer of National Steel. He subsequently ran Beta Steel, a Portage, Ind., producer and was an executive at the former International Steel Group, a conglomeration of steel companies that last year merged with Mittal Steel, the world’s largest steel company.

Esmark has nominated a slate of nine directors, including former Alcoa executive C. Frederick Fetterolf, to take on incumbent directors at Wheeling-Pitt’s next shareholders meeting. A date for the meeting has not been set.

Wheeling-Pitt will announce its second-quarter results Aug. 8.

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